Exhibit 99.1

Consent of MTS Securities, LLC

November 7, 2023

Board of Directors

Applied Molecular Transport Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

Re: Registration Statement on Form S-4 of Cyclo Therapeutics, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated September 20, 2023, to the Board of Directors of Applied Molecular Transport Inc. (“AMTI”) as Annex C to, and to the reference thereto under the headings “Prospectus Summary – Opinion of Financial Advisor to AMTI”, “Risk Factors – Risk Factors Related to the Merger”, “The Merger – Background of the Merger”, “The Merger – Recommendation of the AMTI Board and AMTI’s Reasons for the Merger”, “The Merger – AMTI’s Unaudited Financial Projections Regarding Cyclo” and “The Merger – Opinion of Financial Advisor to AMTI” in the joint proxy statement/prospectus relating to the proposed merger involving AMTI and Cyclo Therapeutics, Inc. (“Cyclo”), which joint proxy statement/prospectus forms a part of Cyclo’s Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MTS Securities, LLC

MTS SECURITIES, LLC

MTS Securities, LLC

623 Fifth Avenue, 14th Floor

New York NY 10022

Phone: (212) 887-2100